Exhibit 99.1

Annovis Bio to Present at the June 2020 Virtual Summer Investor Summit

BERWYN, PA. – June 9, 2020 – Annovis Bio Inc. (NYSE American: ANVS), a clinical-stage drug platform company addressing Alzheimer’s disease (AD), Parkinson’s disease (PD) and other neurodegenerative diseases, today announced that CEO Maria Maccecchini, Ph.D. and CFO Jeff McGroarty, MBA, CPA, will give a virtual corporate presentation at the June 2020 Virtual Summer Investor Summit taking place online from June 9 to 12, 2020.

Annovis Bio’s presentation will be held on Wednesday, June 10, 2020 at 10:55 a.m. ET, followed by a live Q&A session. Investors can register for and access the live webcast at: https://www.webcaster4.com/Webcast/Page/2038/35035.

Dr. Maccecchini and Mr. McGroarty will also be available for one-on-one meetings online. To register for the Virtual Investor Summit, visit: https://virtual-summer-summit.events.issuerdirect.com/signup.

About Annovis Bio

Headquartered in Berwyn, Pennsylvania, Annovis Bio, Inc. (Annovis) is a clinical-stage, drug platform company addressing neurodegeneration, such as Alzheimer’s disease (AD), Parkinson’s disease (PD) and Alzheimer’s in Down Syndrome (AD-DS). We believe that we are the only company developing a drug for AD, PD and AD-DS that inhibits more than one neurotoxic protein and, thereby, improves the information highway of the nerve cell, known as axonal transport. When this information flow is impaired, the nerve cell gets sick and dies. We expect our treatment to improve memory loss and dementia associated with AD and AD-DS, as well as body and brain function in PD. We have an ongoing Phase 2a study in AD patients and plan to commence a second Phase 2a study in PD and AD patients. For more information on Annovis, please visit the company’s website: www.annovisbio.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words, and include, without limitation, statements regarding the timing, effectiveness and anticipated results of ANVS401 clinical trials and the approval of any allowances or additional patents. Forward-looking statements are based on Annovis Bio, Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Annovis Bio, Inc. undertakes no duty to update such information except as required under applicable law.

Investor Relations:

Dave Gentry, CEO
RedChip Companies Inc.

407-491-4498
Dave@redchip.com

SOURCE: Annovis Bio Inc.